Exhibit 99.1

WHITESTONE REIT
1450 W. Sam Houston Parkway N., Suite 111 Houston, Texas 77043

WHITESTONE REIT REPORTS SHAREHOLDERS VOLUNTARILY WITHDRAW FROM
THEIR ATTEMPT TO JOIN IN THE HARTMAN LAWSUIT

HOUSTON, TX April 20, 2007: Whitestone REIT, formerly known as Hartman Commercial Properties REIT (HCP REIT), has learned that a group of five shareholders who had obtained the court’s permission to join the Hartman lawsuit, through the filing of a Petition in Intervention, have voluntarily dismissed their case.

The Interveners’ petition sought much of the same relief sought by Defendants Allen R. Hartman and Hartman Management L.P. in their claims against the REIT, and although the Interveners gave no reasons for their withdrawal, their dismissal came only two weeks after the U.S. District Court issued a preliminary injunction prohibiting the company’s former chairman and CEO, Allan R. Hartman, from proceeding with a proxy consent solicitation in which he was attempting to remove the company’s present board members.

In ruling in favor of the REIT, the U.S. District Court agreed with the REIT that Hartman’s proxy solicitation was invalid under the REIT’s Bylaws and Declaration of Trust, as amended on December 2, 2006. The court found that these changes were permissible and valid under the anti-takeover statutes of the state of Maryland, the state of formation of the REIT.

Chairman and Interim CEO James C. Mastandrea said, “The action of the shareholders in withdrawing their Intervention into the lawsuit will help simplify a complicated situation, and reduce the legal issues still before the court. This, of course, pleases us greatly.”

ABOUT WHITESTONE REIT (FORMERLY HARTMAN COMMERCIAL PROPERTIES REIT “HCP REIT”)
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, CEO
WHITESTONE REIT
713-827-9595

Dick Vaughan, Director of Marketing and Public Relations
WHITESTONE REIT
713-827-9595, EXT 3034

Phone (713) 827-9595 Fax (713) 465-8847 Toll Free (866) 789-7348
info@whitestonereit.com www.whitestonereit.com